Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

Date of Receipt: November 14, 2023

This Separation Agreement and Release of Claims (“Agreement”) is made by and between Rodney Mark Lee, Jr. (“Executive”), an individual, and ICF International, Inc., a Delaware corporation (“ICF” or the “Company”)(each a “Party” or collectively, the “Parties”).

WHEREAS, Executive is employed as a full-time, at-will employee of Company or one or more of Company’s affiliates;

WHEREAS, Executive is a party to a Letter Agreement with ICF dated October 1, 2021 and executed by Executive on November 11, 2021 (“Letter Agreement”), which provides for certain severance benefits, in exchange for Executive's execution of a separation agreement and release of claims, in the event Executive's employment is involuntarily terminated without "Cause" not within the Post-Change in Control Period, as defined in the Letter Agreement;

WHEREAS, the Parties have mutually agreed to a separation which, pursuant to and in accordance with the terms of this Agreement, will be deemed a separation without cause by the Company for purposes of the Letter Agreement; and

WHEREAS, Executive acknowledges that this Agreement must also be fully executed by each Party in order to be eligible for the separation benefits discussed herein and for the terms and conditions of this Agreement to be in effect;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Final Payments. Regardless whether Executive signs this Agreement, Executive shall continue to execute the responsibilities of his position through the effective date of separation of employment and shall receive the following:

a.

Final Pay. Executive shall continue to be paid his base salary through his last day worked in a full-time capacity, less applicable taxes and other required withholding, in accordance with applicable law.

b.

Bonus Eligibility for 2023. Provided Executive remains employed through December 31, 2023, Executive will be eligible to receive a bonus under the Company's Annual Incentive Plan program for calendar year 2023 as determined by the Company's Human Capital Committee of the Board of Directors, any such bonus to be paid as and when it would otherwise be paid to similarly-situated executives, less taxes and other required withholdings.

c.

Group Health Plan.  Provided Executive is otherwise eligible, Executive and currently enrolled dependents shall be eligible to continue participation in the ICF group health plans in which they are currently enrolled, pursuant to the health care continuation coverage available under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Executive shall be solely responsible for electing such coverage by properly returning the COBRA election form that Executive will receive.

2.

Separation Terms and Conditions. In consideration of Executive's execution, without revocation, of this Agreement, including the release set forth herein and, following the Separation Date, the execution and non-revocation of the Last Day Release referenced below, the Parties agree as follows:

a.	Separation Date. Executive will continue his full-time, at-will employment through January 5, 2024 (“Separation Date”).

b.

Transition and Final Duties. Between the date of this Agreement and the Separation Date, Executive shall continue to perform any and all responsibilities of Executive’s position with the Company and follow appropriate requests and instructions of the CEO to execute the transition of the responsibilities of his position, including without limitation giving significant attention and focus to support organizational and business objectives, working diligently to advance business and company-wide efforts, and otherwise devoting his best efforts to ensuring a seamless transition of his responsibilities to ICF leadership.

c.

Restrictions Before Separation Date. The Parties understand and acknowledge that Executive may be actively seeking employment opportunities; however, Executive agrees that he shall refrain from commencing employment or providing consulting services to any person or entity until after the Separation Date.

d.

Severance Pay and Bonus. In accordance with the terms of the Letter Agreement, within 60 days following the Separation Date, Executive shall be paid 12 months of severance pay based upon the Executive's base salary as of the Separation Date, less taxes and other required withholding. The Parties agree that, notwithstanding the terms of the Letter Agreement, such payment shall be made in a single lump sum.

e.

2024 Bonus. In accordance with the terms of the Letter Agreement, within 90 days following the Separation Date, Executive will be paid a lump sum amount reflecting Executive's target bonus for 2024, which is $330,000, which will be paid less taxes and other required withholdings. Except as set forth in this subsection, Executive shall not be eligible for any other bonus or incentive compensation with respect to calendar year 2024 or thereafter.

f.

Payment of COBRA Premiums. Provided Executive is eligible for and timely elects COBRA coverage, as referenced above, ICF will pay the employer's share of COBRA coverage for Executive and currently enrolled dependents for the first 12 months of Executive's COBRA group health plan coverage, with Executive paying the equivalent of the employee's share of premiums directly to the Company's COBRA service provider. After that time, Executive shall be solely responsible for the entire payment of such premiums (including any required administration fee). Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and is eligible to receive group health plan coverage from such employer, the Company's obligations under this Section 2.f shall cease as of the date Executive is eligible for health benefits through Executive's new employer. Executive agrees that Executive shall notify the Company of any such new employment.

g.

Execution of Last Day Release. On or within three days following (but not prior to) the Separation Date, Executive shall execute and return to the designated representative of Company, the Last Day Release appended hereto as Attachment A that (i) confirms that the Executive is not entitled to any further benefits or compensation except as set forth in this Agreement and (ii) that Executive waives any and all rights or claims that Executive may claim to have against Company or its Affiliates, except as specifically provided in this Agreement. Executive’s failure to execute and return the Last Day Release in a timely manner shall result in Executive being ineligible to receive the pay and benefits described in Section 2.

h.

Career Assistance Services.  Following the Separation Date, Executive will be eligible to participate in a 6-month executive career transition service offered by the Company's service provider, provided that Executive initiates use of their services within 3 months of the Separation Date.

Except as set forth in this Agreement or as required by federal or state law and/or under the terms of any of the Company’s qualified plans, this Agreement sets forth the full extent of severance and benefits to which Executive is or may be entitled as a result of the separation of Executive’s employment with ICF, and Executive shall not be entitled to any additional compensation relating to Executive’s employment or separation from employment; provided, however, that the vesting and exercisability of equity grants issued by the Company to the Executive shall be governed separately by the terms, conditions and other limitations of the ICF International, Inc. 2018 Omnibus Incentive Plan, as amended, or successor plans thereto, and, further provided for the avoidance of doubt, the parties agree that the Executive’s employment with the Company and its affiliates shall be deemed to have ended as of the Separation Date. Executive acknowledges and agrees that the Severance Benefits set forth in this Agreement are in full satisfaction of, and are not in addition to, the severance payments and benefits under the Letter Agreement.

3.	Additional Acknowledgments and Agreements. In further consideration of the Severance Benefits provided above, Executive represents and warrants to each of the following:

a.

Resignation of Company Appointments. Executive shall cease being an employee of the Company as of the Separation Date. If Executive served as a director, named executive officer and/or corporate officer of the Company or one or more of its affiliates, Executive shall be deemed to have resigned all such officer position(s) as of the Separation Date.

b.

Return of Equipment and Documents. On or before the Separation Date, Executive shall return to ICF any and all equipment and documents (whether in hard copy of electronic form) belonging to the Company, except that Executive may retain documents pertaining exclusively to Executive’s employment such as payroll stubs, benefits information, etc.

c.

Business Expense Reimbursement. Executive agrees that, within fifteen (15) days of the Separation Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Separation Date, if any, for which Executive seeks reimbursement. Company will reimburse Executive for these expenses pursuant to its regular business practice.

d.

Equity Grants. During Executive's employment, Executive participated in the ICF 2018 Omnibus Incentive Plan, as amended, (the "2018 Plan") and other predecessor plans. Treatment of any grant awards issued to Executive under the plan, including with respect to any vesting and forfeiture, shall be governed by the terms of the applicable grant agreements and the 2018 Plan. Executive acknowledges that no additional equity grants will be made to Executive on or after the date of this Agreement.

e.

Cooperation Clause.  Executive agrees that Executive will cooperate with ICF in its investigation, defense or prosecution of any potential or actual claim or lawsuit by or against ICF or its affiliates. As used herein, the term “cooperate” means being available from time to time for meetings with counsel, not communicating with non-governmental parties known to be adverse to ICF except by way of deposition or trial testimony, being available for deposition and trial testimony upon instruction of counsel for ICF, and executing those documents and truthful affidavits requested from time to time by counsel to ICF, provided, however, that nothing herein shall preclude Executive from responding to or participating in any inquiry by any government agency. If, during the 12 month period immediately following the Separation Date, Executive is requested to participate in ICF’s investigation, defense, or prosecution of any potential or actual claim, Executive shall not be entitled to any additional compensation for providing such services, but shall be reimbursed for any reasonable expenses incurred by Executive in providing such assistance. Following the 12 month anniversary of the Separation Date, if Executive's assistance is required under this provision, the Company will reimburse Executive for any lost wages or leave, in addition to any reasonable expenses, Executive incurs in assisting ICF in any such matter.

f.

Confidentiality. Executive acknowledges that, as part of Executive's employment, Executive had access to information of a nature not generally disclosed to the public, and Executive agrees to keep confidential and not disclose to anyone, the business, proprietary, and trade secret information in Executive's possession, as well as any personal, confidential, or otherwise proprietary information regarding the Company's employees, customers and clients, and/or the Company's personnel practices and related matters. This obligation is understood to be in addition to, and not as any replacement for, any agreements Executive signed with the Company concerning confidentiality, trade secrets, non-disclosure, non competition, non-solicitation, and/or assignment of inventions or other intellectual property developments, including without limitation the Confidentiality, Intellectual Property, Non Competition and Non-Solicitation Agreement executed by Executive, which agreements will remain in full force and effect. Pursuant to the Defend Trade Secrets Act of 2016, Executive further acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive's attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

4.

Adherence to Other Post-Termination Obligations. Executive understands and agrees that Executive continues to be bound by the terms of any restrictive covenant agreement that Executive executed with the Company, including, but not limited to, the Confidentiality, Intellectual Property, NonCompetition and Non-Solicitation Agreement executed by Executive on August 6, 2012 (the “Restrictive Covenant Agreement”). To be eligible to receive the Severance Benefits set forth in Section 2 above, the Executive must comply with the terms of any and all agreements between Executive and the Company containing post-employment obligations, including, but not limited to, the Restrictive Covenant Agreement.

5.	Mutual Release.

a.

Release by Executive. Executive, on Executive’s own part and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, hereby covenants not to sue and fully releases, acquits, and discharges ICF, and its parent(s), subsidiaries, affiliates, divisions, owners, directors, officers, agents, employees, shareholders, representatives, assigns, insurers, and successors (collectively referred to as "ICF Releasees") with respect to and from any and all claims, agreements, contracts, actions, suits, causes of action, attorneys' fees, damages, and liabilities of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive has owned or held against ICF Releasees at any time up to the date of this Agreement, including, without limitation, those arising out of or in any way connected with Executive’s employment relationship with ICF or Executive’s separation from full-time employment from ICF; provided, however, that excluded specifically from this release is Executive’s right to enforce any of the provisions of this Agreement.

Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without approval of or notice to the Company.  Notwithstanding the foregoing, by signing this Agreement, Executive is agreeing to waive all of Executive’s past and present rights to recover personal relief or monetary damages arising out of Executive’s employment, changes in employment status and termination, with the exception of any whistleblower awards or incentives that may be available to Executive for providing information to the Department of Justice, the Securities and Exchange Commission, Congress, or any federal Inspector General, or any other damages that cannot be waived by applicable law. Further, Executive understands that Executive does not waive, release, or discharge any claim that cannot be waived by applicable law, such as claims for unemployment benefits.

Waiver of Claims Under the Age Discrimination in Employment Act. Executive recognizes that, in signing this Release of Claims, Executive is waiving Executive’s right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. (“ADEA”) arising prior to the date that Executive executes this Release. Executive understands that Executive may take twenty-one (21) days from the date this Release is presented to Executive to consider whether to execute this Release. Executive is advised that Executive may wish to consult with an attorney prior to execution of this Release. Once Executive has executed this Release, Executive may revoke the Release at any time during the seven (7) day period following Executive’s execution of the Release. After seven (7) days have passed following Executive’s execution of this Release, Executive’s execution of this Release shall be final and irrevocable. To revoke this Release, Executive must provide notice of revocation to the Company’s Senior Director, HR Business Partner.

b.

Release by ICF. ICF, on behalf of itself and its parent(s), subsidiaries, affiliates, divisions, owners, directors, officers, shareholders, representatives, assigns, insurers, and successors, hereby covenants not to sue and fully releases, acquits, and discharges Executive with respect to and from any and all claims, agreements, contracts, covenants, actions, suits, causes of action, expenses, attorneys' fees, damages, and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which the Company has had at any time heretofore owned or held against Executive, including, without limitation, those arising out of or in any way connected with Executive’s employment relationship with the Company, or Executive’s separation of employment from the Company, provided, however, that excluded specifically from this release are: (i) the Company’s right to enforce any of the provisions of this Agreement, including without limitation Section 7; (ii) the Company’s right to enforce the terms of the Restrictive Covenant Agreement; and (iii) any claims the Company might have against Executive arising from any criminal conduct engaged in by Executive as an employee of the Company involving misappropriation, theft, fraud, or embezzlement of Company property or funds (regardless of whether criminal proceedings are actually conducted as a result of such conduct).

6.	Nondisparagement.

a.

Executive covenants and agrees that he will not at any time, directly, indirectly or through any entity in which Executive is an officer, director, employee, consultant, or shareholder, either orally, in writing, or through any medium (including, but not limited to, television, newspapers, magazines, social media, or any other form of communication), disparage, defame, impugn, or otherwise damage or assail the reputation, integrity or professionalism of ICF, or any officer, director, employee, agent or representative of ICF, provided, however, nothing herein shall preclude Executive from testifying truthfully pursuant to a lawfully issued subpoena or from truthfully responding to or participating in any government inquiry or engaging in any other rights protected under applicable law.

b.

ICF covenants and agrees that no ICF officer or director who is aware of this Agreement (including, but not limited to, CEO John Wasson’s direct reports) will at any time, directly or indirectly, orally, in writing or through any medium (including, but not limited to posting on Internet sites or social media, or any other form of communication), disparage, defame, impugn, or otherwise damage or assail the reputation, integrity, or professionalism of Executive to any person outside the Company, provided, however, nothing herein shall preclude the Company from testifying truthfully pursuant to a lawfully issued subpoena or from truthfully responding to or participating in any government inquiry.

7.	Compliance with Applicable Laws/Clawback as Per the Letter Agreement.

a.	The terms “Cause”, “Clawback Event”, “Code”, “Excess Incentive Award”, and “Incentive Plan” below shall have the meanings defined in the Letter Agreement.

b.

Taxes and other applicable withholdings will be withheld from payments and benefits under this Agreement to the extent the Company determines they are allowed or required by law. Executive is solely responsible for the payment of any tax liability, including any taxes and penalties arising under Section 409A of the Code that may result from any payments or benefits that Executive receives pursuant to this Agreement. The Company shall not have any obligation to pay, mitigate, or protect Executive from any such tax liabilities.

c.

The provisions of this Agreement are intended to comply with, or be exempt from, Code Section 409A, and the Company shall have complete and sole discretion to interpret and construe this Agreement and any associated documents in any manner that complies with, or complies with an exemption from (or otherwise conforms them to), the requirements of Code Section 409A including, without limitation, imposing any 6-month delay that may be required for severance payments and benefits under this Agreement to Executive if (i) such constitute nonqualified deferred compensation subject to Code Section 409A, and (ii) Executive is classified as a "specified employee" under Code Section 409A. The Company reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of Executive or anyone else in order to maintain an exemption from (or conformity with) Code Section 409A. Executive's execution of this Agreement constitutes acknowledgement and consent to such rights of the Company. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

d.

Each payment of Executive's severance or other benefits pursuant to this Agreement shall be deemed to be a separate payment for purposes of applying the provisions of Code Section 409A. In addition, if Executive is a specified employee (within the meaning of Code Section 409A and the Company's Specified Executive Identification Policy) on the date of Executive's Separation from Service, notwithstanding any other provision of this Agreement to the contrary, in the event that any severance benefit payment is not exempt from Code Section 409A (including which when aggregated with all other severance benefit payments previously made to Executive, would exceed the amount permitted to be paid pursuant to Treas. Reg. §1.409A-1(b)(9)(iii)(A)), such payment shall not be made prior to the date that is the earliest of (i) 6 months after the date of Executive's separation from service; (ii) Executive's death; or (iii) such other date that will cause such payment to Executive not to be subject to any additional tax imposed pursuant to the provisions of Section 409A.

e.

Executive acknowledges and agrees that, notwithstanding any other provisions in this Agreement, any compensation paid to Executive pursuant to this Agreement that constitutes recoverable compensation under any applicable law, government regulation, or stock exchange listing requirement or under the Company’s Compensation Recovery Policy (or any successor policy thereto), as any of them may be in effect from time to time, shall be subject to such compensation recovery or reimbursement requirements as thought such requirements were expressly set forth in this Agreement. In the event of any conflict between any applicable law, government regulation, or stock exchange listing requirement or under the Company’s Compensation Recovery Policy and this Agreement, the requirements of such law, government regulation, or stock exchange listing requirement or the Company’s Compensation Recovery Policy shall control. Executive agrees to cooperate in good faith with the Company and the Board with respect to any such recovery or reimbursement (including by executing any consent that may be required to offset future payments by the Company or to permit the deductions of any amounts owed to the Company from Executive’s wages).

f.

To the extent required by Code Section 409A, each reimbursement or in-kind benefit provided under this Agreement will be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

8.

Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding concerning Executive’s employment and separation of employment, and the other subject matter addressed herein between the parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof, except that Executive shall continue to be obligated to comply with the terms of any restrictive covenant or confidentiality agreement Executive executed in connection with Executive’s employment with the Company, including without limitation the Restrictive Covenant Agreement. This Agreement may not be amended or modified except by an agreement in writing signed by both parties. The drafting of this Agreement shall be deemed a mutual endeavor by all parties and shall not be construed against any single party as the drafter.

9.	Governing Law. This Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the courts of the Commonwealth of Virginia.

10.	No Admissions. It is further understood and agreed that nothing in this Agreement is intended to be, and is not, an admission by Company of any liability, fault, or impropriety.

11.

Severability. In the event that one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

12.	Assignability. This Agreement may be assigned and inure to the benefit of ICF or any successor of ICF whether by merger, sale of assets, reorganization or otherwise.

13.

Enforcement; Attorneys’ Fees. Should either party be required to bring a legal action to enforce the terms of this Agreement, including the terms of the release, the prevailing party in such action shall be entitled to receive its attorneys’ fees and costs incurred in bringing such action.

14.

Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned once delivered and fully-executed by the parties. Facsimile signatures shall be considered originals. The parties acknowledge and agree to use and accept electronic signatures, and this Agreement may be executed using electronic signatures. Further, the parties agree that neither party shall raise a challenge that this Agreement is invalid or unenforceable solely because any electronic signature is not an advanced electronic signature, due to the absence of a qualified certificate and/or any other challenge under local law due the use of electronic signatures. Such electronic execution and delivery shall be considered valid, binding and effective for all purposes.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT

INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE		ICF INTERNATIONAL, INC.

/s/ Rodney Mark Lee, Jr.		By:	/s/ Caryn H. McGarry
Rodney Mark Lee, Jr.		Name:	Caryn McGarry
		Title:	Chief Human Resources Officer
Date:	December 4, 2023	Date:	December 4, 2023

ATTACHMENT A

Last Day Release

In accordance with the Separation Agreement and Release (“Separation Agreement”) previously signed by Rodney Mark Lee (“Executive”) and ICF International Inc. (“Company”), Executive and the Company hereby agree as follows:

1.

Release by Executive. In exchange for and as an express condition of receiving the Separation Benefits set forth in Section 2 of the Separation Agreement, Executive, on behalf of Executive, Executive’s descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges Company, its Affiliates and successors, and their respective administrators, and legal and personal representatives; former and/or current officers, directors, employees, stockholders, managers, supervisors, agents, attorneys, predecessors, successors, assigns, trustees, purchasers, partners, principals, and privies; and insurers (individually or collectively referred to as the "Company Releasees") with respect to, and from any and all, claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, entitlements and notices, causes of action, obligations, debts, costs, expenses, interests, attorneys' fees, contributions, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which Executive has at any time heretofore owned or held against said Company Releasees, including, without limitation, those arising out of or in any way connected with Executive’s employment relationship with Company or Executive’s separation from employment, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any of them, committed or omitted prior to the date of this Agreement, and including, without limitation, claims for breach of contract, unpaid wages, unpaid bonuses, unpaid commissions, libel, slander, wrongful discharge, wrongful failure to hire, intentional infliction of emotional harm, or other tort, or discrimination or harassment based upon any federal, state, or municipal statute or local ordinance relating to discrimination in employment.

Waiver of Claims Under the Age Discrimination in Employment Act. Executive recognizes that, in signing this Last Day Release, Executive is waiving Executive's right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. ("ADEA") arising prior to the date that Executive executes this Last Day Release. Executive acknowledges that Executive has been provided 21 days from the date this Last Day Release was presented to Executive to consider whether to execute it. Executive is advised (by this Last Day Release) to consult with an attorney prior to execution of this Last Day Release. Once Executive has executed this Last Day Release, Executive may revoke this Last Day Release at any time during the 7-day period following Executive's execution of this Last Day Release. After 7 days have passed following Executive's execution of this Last Day Release, Executive's execution of this Last Day Release shall be final and irrevocable. To revoke this Last Day Release, Executive must provide notice of revocation to ICF's Chief Human Resources Officer via hand-delivery or certified mail. Executive acknowledges and agrees that the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Last Day Release, nor does it apply to Executive's right to challenge the validity of this Last Day Release's waiver and release of claims under the ADEA.

2.

Certification of Return of Property. Executive hereby certifies that Executive has returned to Company any and all data, materials, property, equipment or other information, tangible or intangible, possessed or controlled at any time by Executive belonging to, or under the control of, Company or its Affiliates, and Executive has not retained any copies, compilations, extracts, excerpts, summaries or other notes of any files, documents, software, customer data base or other data of, or relating to, Company, its Affiliates, or their business, except personnel documents specifically relating to Executive’s employment and benefits with Company.

3.

Payment for Time Worked. Executive represents and warrants: (i) Executive has accurately recorded and been properly paid for all time worked on behalf of ICF; (ii) Executive has received all salary, wages, commissions, bonuses, and other compensation due to the Executive, other than the amounts set forth in the Separation Agreement; and Executive has not engaged in and is not aware of any unlawful conduct relating to the business of ICF.

4.

Full Effect of Separation Agreement. The parties hereto acknowledges that this Last Day Release in no way supersedes the Separation Agreement previously signed between Executive and Company and that all of the provisions of that Separation Agreement remain in full force and effect.

Executive understands that Executive must execute and return this Last Day Release to the designated representative of Company on or within three days following (but not prior to) the Separation Date, and that failure to do so in a timely manner shall result in the loss of the Separation Benefits, including Severance Pay and other pay or benefits identified in Section 2 of the Agreement.

DO NOT EXECUTE BEFORE JANUARY 5, 2024

EXECUTIVE	ICF INTERNATIONAL, INC.

By:
Rodney Mark Lee, Jr.	Name:
Title:
Date:	Date: